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                                                                    Exhibit 10.9


November 27, 2000

John D. Staedke


Dear John:

The purpose of this letter is to amend the terms of your employment offer letter dated November 18, 1999 ("Offer Letter") with respect to the vesting of stock options granted to you for the purchase of Common Stock of BancTec, Inc.

The paragraph entitled "Vesting" is amended and replaced by the following:

"Vesting:
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100,000 options will vest effective July 1, 2000.

300,000 options will vest at the rate of 25% per year over a four year period beginning January 1, 2001 in accordance with the terms of the BancTec, Inc. 2000 Stock Plan and your stock option agreement: 50% will vest based upon the lapse of time and 50% will vest based upon the company's performance. Any accelerated vesting of options which been or in the future are generally granted to other optionees will also apply to your options."

All other terms of the Offer Letter shall remain in full force and effect.

Please sign this letter below acknowledging your agreement regarding the above amendment.

Sincerely,

/s/Robert A. Minicucci
                                                       /s/John D. Staedke
                                                       -----------------------
Robert A. Minicucci                                           John D. Staedke
Chairman of the Board of Directors